Exhibit 2.n.l

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-effective Amendment No. 5 to this Registration Statement on Form N-2 of our report dated December 6, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Gladstone Capital Corporation, which appear in this Post-effective Amendment No. 5 to such Registration Statement. We also consent to the references to us under the headings "Experts" in Post-effective Amendment No. 5 to such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, Virginia
April 13, 2007